EXHIBIT 22.1

                              PATHMARK STORES, INC.

                              List of Subsidiaries

           Name                             State of Incorporation
           ----                             ----------------------

     AAL Realty Corp........................       New York
     Bridge Stuart, Inc.....................       New York
     Bucks Stuart, Inc......................       Pennsylvania
     Eatontown Stuart, Inc..................       New Jersey
     GAW Properties Corp....................       New Jersey
     Pathmark Risk Management Corporation...       New Jersey
     Pauls Trucking Corp....................       New Jersey
     Plainbridge, Inc.......................       Delaware
     Upper Darby Stuart, LLC................       Delaware
     Lancaster Pike Stuart, LLC.............       Delaware
     East Brunswick Stuart, Inc.............       Delaware
     Glenolden Stuart, Inc..................       Delaware